Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE LAW, AND NO INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION OR AN EXEMPTION THEREFROM.

SECURED PROMISSORY NOTE

$4,500,000.00	October 6, 2022
Portland, Oregon

FOR VALUE RECEIVED, EASTSIDE DISTILLING, INC., a Nevada corporation (the “Company”), hereby promises to pay to the order of Aegis Security Insurance Company (“Holder”), the aggregate principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000.00), together with the Commitment Fee described herein, together with interest on the aggregate principal balance (which shall not include the Commitment Fee), all as set forth in this Secured Promissory Note (this “Note”). This Note is issued pursuant to the Note Purchase Agreement among the Company, the Holder and Craft Canning + Bottling LLC (the “Note Purchase Agreement”), which contains covenants applicable to the obligation under this Note.

1.	Payments and Advances.

(a) Interest Rate. The unpaid principal balance of this Note will bear interest at 9.25% per annum. Interest shall commence with the date of the Note (i.e. October 6, 2022, the “Loan Date”) and shall continue on the outstanding principal amount of this Note until this Note is paid or otherwise satisfied in full. Interest shall be paid every three (3) months after the interest commence date, except that interest for the three month period ending January 6, 2023 shall not be payable until February 7, 2023. Interest will be computed based on a 365-day year and the actual days elapsed and will be compounded annually. If any Event of Default, as defined in Section 2, occurs, then during the continuance of the Event of Default, all principal under this Note shall bear interest on each day outstanding at the lesser of (i) eighteen percent (18%) per annum compounded quarterly or (ii) the highest lawful rate in effect on such day (the “Default Rate”).

(b) Commitment Fee. In consideration of undertakings by Holder herein, Company will pay to Holder a fee in the amount of Forty-Five Thousand Dollars ($45,000) (the “Commitment Fee”). The Commitment Fee will be due and payable in full on the Maturity Date of this Note.

(c) Repayment of Principal and Interest. All payments of interest and principal on the Note and the Commitment Fee shall be in lawful money of the United States of America by wire transfer of immediately available funds to the Holder’s account at a bank specified by Holder in writing to the Payor from time to time. All payments on this Note under this Section 1(c) will be applied to accrued and unpaid interest that is due and payable, then to the Commitment Fee, then to accrued and unpaid interest not yet payable, and thereafter to outstanding principal. Whenever any payment hereunder shall be stated to be due on a day other than a business day, such payment will be made on the next succeeding business day, and such extension of time will in such case be included in the computation of payment of interest.

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(i) All unpaid principal, together with any then unpaid and accrued interest, and the Commitment Fee will be due and payable in cash on the first anniversary of the Loan Date (the “Maturity Date”). Accrued interest will be paid in arrears in cash on the last business day of every three calendar months from the Loan Date commencing on the first such date to occur after the Loan Date.

(ii) Company may obtain a 6-month extension of the Maturity Date by paying an extension fee equal to one percent (1%) of the then principal balance. Company may obtain a second 6-month extension (i.e. an extension to the second anniversary of the Loan Date) by paying a second extension fee equal to one percent (1%) of the then principal balance. However, Holder shall have no obligation to extend the Maturity Date on either occasion if: (a) the Company is in default under the terms of this Note; (b) the Company has committed a material breach of any covenant in this Note or in the Note Purchase Agreement; or (c) the Holder in good faith believes itself insecure.

(d) Prepayment. The Company may prepay this Note at any time in whole or in part, without the consent of Holder and without premium or penalty.

2.	Default.

(a) Event of Default. The occurrence of any of the following will constitute an “Event of Default” under this Note:

(i) The Company fails to pay timely amounts when due under this Note, and such failure continues for ten (10) days following written notice of non-payment; provided that notice of non-payment shall not be required as a condition to an Event of Default if the Company fails to pay Holder the entire amount of outstanding principal, the Commitment Fee, and any remaining accrued interest in full on or prior to the Maturity Date;

(ii) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors;

(iii) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect), or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

(iv) Company breaches any representation or warranty in any material respect or otherwise fails to perform or observe any covenant or agreement in any material respect set forth in this Note or in the Note Purchase Agreement and such failure continues for twenty (20) days following written notice from Holder;

(v) The sale, transfer, pledge, hypothecation or liquidation of all or subsequently all of the assets or equity securities of Company;

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(vi) The merger of Company with another corporation or other legal entity if (a) the Company is not the surviving entity or (b) there is a transfer of 15% or more of Company’s outstanding shares to another owner or owners within a 6-month period of time or (c) there is a change in 50% or more of the existing Board of Directors of Company within one year of the Loan Date; or

(vii) Company is liquidated or winds up its affairs.

(b) Rights of Holder Upon Default. If there shall be any Event of Default under Section 2(a)(i), after the expiration of any required notice or cure period, this Note shall accelerate and all unpaid principal and interest, if any, shall become immediately due and payable upon notice of acceleration from Holder to the Company. If there shall be any Event of Default under Sections 2(a)(ii), 2(a)(iii), or (2(a)(v)-(vii) this Note shall immediately accelerate and all unpaid principal, the Commitment Fee and interest, if any, shall become immediately due and payable without any requirement of notice from Holder to the Company. Upon an Event of Default, Holder may exercise any right, power or remedy permitted to it by law or this Note, including foreclosure of the Collateral identified in the Note Purchase Agreement.

3.	Restriction on Further Indebtedness. The Company agrees that. unless Holder shall otherwise consent in writing, it shall cause Craft Canning not to create, incur, assume or in any manner become liable in respect of, or suffer to exist, any indebtedness other than (a) indebtedness incurred or guaranteed by Craft Canning in effect as of the date hereof, (b) trade debt incurred in the ordinary course of business, (c) capital leases of digital can printers specifically described in the Security Guaranty dated as of the Loan Date, and (d) indebtedness that is expressly subordinate and junior in right and priority of payment to the Note that is reasonably satisfactory in form and substance to Holder.

4.	Other Provisions.

(a) Cancellation. After all principal and interest and the Commitment Fee owed on this Note have been paid in full, this Note will automatically be deemed canceled, will be surrendered to the Company for cancellation, and will not be re-issued.

(b) Waivers and Amendments. This Note may not be amended or modified, nor may any of its terms be waived, except by a written instrument signed by the Company and Holder.

(c) Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note will not in any way be affected or impaired thereby and this Note will nevertheless be binding between the Company and Holder.

(d) Governing Law. This Note will be governed by and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania. In any action brought or arising out of this Note, the Company and Holder hereby consent to the jurisdiction of any federal or state court having proper venue within the County of Dauphin, Commonwealth of Pennsylvania and also consent to the service of process by any means authorized by Pennsylvania law.

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(e) Collateral. The Holder shall have the right to request an updated description of the Company’s collateral and the value of the collateral securing this loan monthly upon seven (7) days’ Notice.

(f) Attorney Fees.

(i) Company agrees to pay Holder’s collection expenses, attorney fees and paralegal fees which may be incurred in the collection of any amount due hereunder or enforcement or interpretation of any or all of Company’s duties hereunder or any guaranty related to Company’s duties hereunder, or any part hereof or thereof, whether or not suit is instituted, and if suit is instituted, to pay all such collection expenses, court costs, attorney fees and paralegal fees as may be determined by the trial court or any appellate courts. Company further agrees to pay any attorney fees, paralegal fees or costs incurred by Holder with respect to Company’s obligations hereunder in connection with any action or proceeding to enforce any creditor’s rights associated with any collateral securing this Note, or with respect to any bankruptcy, receivership or insolvency proceedings of Company or any guarantor of Company’s obligations hereunder, whether judicial or otherwise, including but not limited to fees incurred in litigating issues peculiar to federal bankruptcy law;

(ii) Company agrees to reimburse Holder for all costs, reasonable attorney fees, and paralegal fees incurred by Holder in the research, review, negotiation, and drafting of the Note, the Note Purchase Agreement, the Note Guaranty and any other documents or matters related to this $4,500,000 loan transaction. Company shall reimburse Holder by payment in cash or certified check within seven (7) days of written request, including via email.

(g) Jury Trial Waiver. Holder and the Company each hereby waive any right to trial by jury of any claim (including crossclaims and counterclaims) it may have against each other under, in connection with, or related to this Note or the Note Purchase Agreement.

(h) Binding Effect. This Note will be binding upon, and will inure to the benefit of, the Company and Holder and their respective successors and assigns.

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(i) Notices. Any notice required or desired to be served, given, or delivered hereunder must be in writing and in the form and manner specified below, and must be addressed to the party to be notified as follows:

If to the Company: With a copy to:

EASTSIDE DISTILLING, INC.

2321 NE Argyle Street, Unit D

Portland, OR 97211

Attention: Controller

Email: TMilton@eastsidedistilling.com

Robert Brantl, Esq.

181 Dante Ave.

Tuckahoe , NY 10707

Email: rbrantl21@gmail.com

If to Holder: With a copy to:

AEGIS SECURITY INSURANCE COMPANY

4431 N. Front Street, Suite 200

Harrisburg, PA 17110 Email: wwollyung@aegisinsco.com

Russell R. Kilkenny

Scarborough, McNeese, Oelke & Kilkenny PC

5 Centerpointe Drive, Suite 240

Lake Oswego, OR 97035

Email: rrk@smoklaw.com

or to such other address as each party designates to the other by notice in the manner herein prescribed. Any notice given under this Note shall be in writing and delivered in person, via email, or other form of electronic delivery, sent by documented overnight delivery service or mailed by certified or registered mail, postage prepaid, to the appropriate party or parties at the addresses referenced above or the electronic email address, or to such other address as the parties may hereinafter designate. Unless otherwise specified in this Note, all such notices and other written communications shall be effective (and considered received for purposes of this Note) (a) if delivered by hand, upon delivery, (b) if by email or other form of electronic delivery, on the next business day, or (c) if sent by documented overnight delivery service, on the date delivered.

(j) Transfer of Note. This Note has not been registered under the Securities Act of 1933 or applicable state law, and no interest or participation herein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless there is an effective registration statement under the Act and applicable state securities laws covering any such transaction or an exemption therefrom and upon approval by the Company. In the event this Note is transferred in accordance with this Section 3(j), the new holder shall be deemed to be the “Holder” with respect to the provisions of this Note.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Secured Promissory Note to be executed as of the day and year first written above.

HOLDER: AEGIS SECURITY INSURANCE COMPANY		COMPANY: EASTSIDE DISTILLING, INC.

By:	/s/ W.J. Wollyung III	By:	/s/ Geoffrey Gwin
Name:	W.J. Wollyung III	Name:	Geoffrey Gwin
Title:	CEO/President	Title:	Chief Executive Officer

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